Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Contineum Therapeutics, Inc. for the registration of shares of its Class A common stock, preferred stock, debt securities, warrants, and units and to the incorporation by reference therein of our report dated March 6, 2025, with respect to the financial statements of Contineum Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

May 14, 2025